Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of the 10th day June, 2024, is entered into by and between Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), and Timothy J. Lorber, CPA, an individual residing at the address set forth on Schedule A hereto (the “Executive”).

INTRODUCTION

WHEREAS, the Company is in the business of the development and commercialization of specialty pharmaceuticals (the “Business”);

WHEREAS, the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement; and

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment Period. The initial term of the Executive’s employment by the Company (directly or through its wholly-owned subsidiary Shuttle Pharmaceuticals, Inc.) pursuant to this Agreement shall commence upon the date hereof (the “Effective Date”) and shall continue for that period of calendar months from the Effective Date set forth on Schedule A hereto (the “Employment Period”). Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year each, unless either party shall have given to the other at least thirty (30) days’ prior written notice of their intention not to renew the Executive’s employment prior to the end of the Employment Period or the then applicable renewal term, as the case may be. In any event, the Employment Period may be terminated as provided herein.

2. Employment; Duties.

(a) Subject to the terms and conditions set forth herein, the Company hereby employs the Executive to act for the Company during the Employment Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such employment. The duties and responsibilities of the Executive shall include such duties and responsibilities appropriate to such office and as are normally associated with and appropriate for such position and as the Company’s board of directors (the “Board”) may from time to time reasonably assign to the Executive.

(b) Executive recognizes that during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Executive shall devote all of Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the brand name, reputation and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

(c) Notwithstanding paragraph 2(b) above, the parties agree that: (i) Executive may devote a reasonable amount of his time to civic, community or charitable activities, and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph and (ii) Executive may participate as a non-employee director and/or investor in other companies and projects as disclosed by Executive to, and approved by, the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

3. Place of Employment. The Executive’s services will be performed at the Company’s offices located at 401 Professional Drive, Suite 260, Gaithersburg, MD 20879, at any other location at which the Company now or hereafter has a business facility, at Executive’s home office, or at any other location where Executive’s presence is necessary to perform his duties. The parties acknowledge that the Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”). Such Base Salary shall be payable in monthly installments in accordance with the Company’s customary payroll practices. The Executive’s Base Salary may be increased on each anniversary of the Effective Date, at the Board’s sole discretion.

5. Bonus.

(a) The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), which shall be earned by the Executive based upon the level of achievement by the Company of specific operational, financial or other milestones s established by the Board in consultation with the Executive (the “Milestones”) as set forth on the attached Schedule B, and based upon the Executive’s performance of the Executive Duties set forth on Schedule A. The amount of the Annual Bonus, if any, and the method of payment of all or any portion of any Annual Bonus (which will be paid in cash) shall be determined by the Board in its sole discretion. If the Board determines that any portion of the Annual Bonus is to be paid in cash, such amount shall be payable in U.S. dollars within ten (10) days of the filing with the Securities and Exchange Commission of the Company’s annual report on Form 10-K.

(b) The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

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6. Other Benefits

(a) Grant of Restricted Stock Units. The Executive shall be entitled to receive a number of restricted stock units (“Restricted Stock Units”) as set forth on Schedule A hereto, issuable under the Company’s 2018 Equity Incentive Plan, which will vest annually in one-third increments commencing on the first anniversary date of the grant of Restricted Stock Units, in accordance with the terms of a separate Restricted Stock Unit Award Agreement, a form of which is attached hereto as Exhibit A. Any additional equity awards to the Executive shall be at the option of the Board.

(b) Restrictions. Any and all shares of stock, options, restricted stock units and other equity awards granted to or owned by the Executive will be subject to the share ownership guidelines and insider trading and blackout policies adopted from time to time by the Board of Directors for senior executives of the Company and will also be subject to applicable holding periods and transaction reporting requirements under applicable securities laws.

(c) Insurance and Other Benefits. During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in any Company insurance programs and any applicable benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

(d) Vacation; Personal Days. During the Employment Period, the Executive shall be entitled to an annual vacation of 30 working days, such duration consistent with the Company’s policies from time to time, as determined by the Board. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

(e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses (“Reimbursable Expenses”) incurred or paid by the Executive during the Employment Period in the performance of Executive’s services under this Agreement on a basis consistent with the Company’s other senior executives, as determined by the Board, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code and/or other taxing authorities in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

7. Termination; Compensation Due Upon Termination of Employment. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject, however, to the terms of this Section 7. The Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below.

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(a) Voluntary Resignation; Termination without Cause.

(i) Voluntary Resignation. The Executive may terminate his employment at any time upon thirty (30) days’ prior written notice to the Company. In the event of the Executive’s voluntary termination of employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4 or 5, except as otherwise required by this Agreement or by applicable law, or to provide the benefits described in Section 6, for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation, except for the payment of the Executive’s Base Salary accrued through the date of such resignation.

(ii) Termination without Cause.

(A) If the Executive’s employment is terminated by the Company without Cause (as defined below): (1) the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined below), (y) with respect to the Annual Bonus, to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s bonus for the current Employment Period, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits; and (2) any of the Executive’s unvested stock options as set forth on Schedule A attached hereto shall automatically vest upon the Executive’s termination without Cause. Except for the payments set forth in this Section 7(a)(ii)(A), the Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B) If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 8, 9 or 10 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 7(a)(ii)(A) above, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(b) Discharge for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur, subject to a 30-day period for the employee to cure:

(i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(ii) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

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(iii) the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv) the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi) the Executive’s refusal to follow the directions of the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations;

(vii) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company, its executive officers, or any of its Affiliates, or

(viii) the Executive’s breach of his obligations under Section 8, 9 or 10 hereof.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Sections 4 or 5, or, except as otherwise required by law, to provide the benefits described in Section 6, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for the Executive’s then applicable Base Salary accrued through the date of such termination.

(c) Disability. The Company shall have the right, but shall not be obligated to, terminate the Executive’s employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period (unless longer periods are not required under applicable local labor regulations) (a “Permanent Disability”). In the event of a termination of employment due to a Permanent Disability, the Company shall be obligated to continue to make payments to the Executive in an amount equal to the then applicable Base Salary for the Severance Period (as defined below), payable in the form of salary continuation for the applicable Severance Period after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician whose determination as to a Permanent Disability shall be binding on all parties.

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(d) Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 4 or 5, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 6 for periods after the date of the Executive’s death except for then applicable Base Salary earned and accrued through the date of death, payable to the Executive’s beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

(e) Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this paragraph (e), the Company shall pay to the Executive severance in an amount equal to the Executive’s then applicable Base Salary for a period equal to the number of months set forth on Schedule A hereto (the “Severance Period”), subject to the Executive’s continued compliance with Sections 8, 9 and 10 of this Agreement, payable in the form of salary continuation for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(ii) removal of the Executive from his position as indicated on Schedule A hereto, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed under this Agreement, within twelve (12) months after a Change of Control (as defined below);

(iii) a reduction by the Company in the Executive’s then applicable Base Salary or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within thirty (30) days following receipt by the Company of written notice thereof.

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For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 16 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) Resignation of Executive Officer. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

8. Non-Competition; Non-Solicitation.

(a) For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause, during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in the last sentence of Section 2(c) hereof, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its Affiliates during the Employment Period, or then included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within North America; provided, however, that the Executive may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are of a class listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act.

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(b) During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not:

(i) solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

(c) The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his obligations under this Section.

(d) The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

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9. Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right, title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the fullest extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

10. Confidentiality.

(a) The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive confidential information, whether such information is written, oral, electronic or graphic.

(b) For purposes of this Agreement, “Confidential Information” means information which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any oil and gas prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

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(iii) names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(c) The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

11. Executive’s Representation. The Executive hereby represents that the Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

12. Arbitration. In the event of any breach arising from the performance of this Agreement, either party may request arbitration. In such event, the parties will submit to arbitration by a qualified arbitrator with the definition and laws of the State of Maryland. Such arbitration shall be final and binding on both parties.

13. Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Maryland without regard to the conflicts of laws principles thereof.

14. Public Company Obligations; Indemnification.

(a) Executive acknowledges that the Company is a publicly reporting company whose shares of common stock are registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and whose common stock is registered under the Exchange Act, and that, as the Company is a publicly reporting company, this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Employment Period and any renewals thereof, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, will be required to be publicly disclosed.

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(b) Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company.

(c) Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach of any obligation of Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, both written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

16. Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

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(a) to the Company at:

Shuttle Pharmaceuticals Holdings, Inc.

One Research Court, Suite 450

Rockville, MD 20850

Attn: Anatoly Dritschilo, Chief Executive Officer

Email: anatoly.dritschilo@shuttlepharma.org

with a copy to:

DORSEY & WHITNEY LLP

51 West 52nd Street

New York, NY 10019-6119

Attn: Megan J. Penick, Esq.

Email: penick.megan@dorsey.com

(b) to the Executive as set forth on Schedule A hereto.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by electronic mail transmission to the email address as provided for in this Section, be deemed given upon receipt of electronic confirmation of delivery, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

17. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be deemed invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

18. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

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19. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

21. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

22. Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

23. Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of June 13, 2024.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Timothy J. Lorber
Name:	Timothy J. Lorber, CPA

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Schedule A

1.	Employment Period: 36 months. The start date will be June 10, 2024, with an agreed upon 50% FTE effort (20 hours per week) until September 9, 2024. Salary and benefits will be pro-rated consistent with the Shuttle Pharmaceuticals Holdings, Inc. (“SHPH”) part-time employee policy for this period of employment. Effective September 10, 2024, employee will become a full-time FTE (40 hours per week) SHPH employee and will receive full salary and benefits as detailed in this agreement.

2.	Employment

a.	Title: Chief Financial Officer

b.	Executive Duties:

In his capacity as Chief Financial Officer, the Executive shall perform such services, consistent with his office, including, but not limited to business planning, budgeting, managing and implementing all of the financial activities of the Company, preparing or overseeing the preparation of all periodic financial reports of the Company required by the Securities and Exchange Commission and other critical regulatory authorities, and performing such other duties as shall be assigned to him by the Board of Directors of the Company from time to time, devoting such time and effort and performing all of the functions of the offices held by him, as directed by the Board of Directors from time-to-time.

3.	Base Salary: $227,000 per year.

Target Bonus: milestone based $ 72,000, not prorated.

5(a).	Initial Restricted Stock Unit Grant: $100,000 worth of Restricted Stock Units issuable under the Company’s 2018 Equity Incentive Plan, RSU share count will be quantified based on the share price upon execution of the employment contract, vesting annually in one-third increments commencing on the first anniversary date of the grant of Restricted Stock Units, in accordance with the terms of the Restricted Stock Unit Award Agreement.

6(e).	Severance Period: six months

15(b).	Executive Contact Information:

Timothy J. Lorber, CPA

Lutherville, MD 21093

cell (410) 952-6033

email tlorber6@gmail.com

Schedule B

Milestones Related to Role of Chief Financial Officer

Key Performance Indicators		Level to be Achieved	Year

●	Track cash flow and manage company finances.	100%	2024

●	Manage SEC regulatory filings.	100%	2024

●	Work with the CEO, the board of directors, and the leadership team to manage risk.	100%	2024

●	Make recommendations on funding, mergers and acquisitions.	100%	As needed

Exhibit A

RESTRICTED STOCK UNIT GRANT AGREEMENT

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (“Agreement”) is entered into as of the 15th day of June, 2024 (the “Date of Issuance”)

BETWEEN:

SHUTTLE PHARMACEUTICALS HOLDIGNS, INC., a company incorporated pursuant to the laws of the State of Delaware

(the “Company”)

AND:

Timothy J. Lorber

(the “Participant”).

WHEREAS:

A. The Board of Directors of the Company (the “Board”) has approved and adopted the Shuttle Pharmaceuticals Holdings, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), pursuant to which the Board is authorized to issue to employees and other selected persons restricted stock units (the “Restricted Stock Units”), which upon vesting automatically converts into shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”); and

B. The Board has authorized the grant to Participant of a total of Two Hundred Twenty-Seven Thousand Six Hundred Thirty-Five (227,635) shares of Restricted Stock Units.

NOW THEREFORE, the Company agrees to issue to the Participant, upon the terms and conditions set forth herein and in the 2018 Plan, 227,635 Restricted Stock Units, valued at $100,000 on the date of grant, vesting in three substantially equal installments. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the 2018 Plan.

1. Vesting Schedule. The Participant’s interest in the Restricted Stock Units shall vest in accordance with Exhibit A hereto. In the event of a change of control, merger or sale of all or substantially all of the assets of the Company, or in the event of the death or disability of the Participant, the vesting schedule shall accelerate and any shares not yet vested and issued shall be issued commensurate with the closing of that event.

Transfer Restrictions.

a. The Restricted Stock Units granted hereunder may not be sold, pledged or otherwise transferred until the Restricted Stock Units vest in accordance with Exhibit A. The period of time between the date hereof and the date the Restricted Stock Units vest is referred to herein as the “Restriction Period.”

b. If the Participant’s relationship with the Company is terminated by the Company for cause (as determined in the sole discretion of the Company) or voluntarily by the Participant, the balance of the Restricted Stock Units subject to the provisions of this Agreement which has not vested at the time of the termination of the Participant’s relationship with the Company shall be forfeited by the Participant.

2. Investment Intent. By accepting the Restricted Stock Units, the Participant represents and agrees that none of the shares of Restricted Stock issuable upon vesting of the Restricted Stock Units will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of issuing the Restricted Stock, that the Participant execute an undertaking, in such a form as the Company shall reasonably specify, that the Restricted Stock is being obtained only for investment and without any then-present intention to sell or distribute such shares.

3. Stock Certificate Legends. The share certificates issuable upon vesting of the shares of Common Stock underlying the Restricted Stock Units shall be endorsed with the following legends:

a. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

b. Any legend required by any applicable state securities laws.

4. Share Issuance. The certificate or certificates evidencing the Common Stock subject hereto shall be delivered to the Participant at the address below within ten (10) business days of the expiration of each vesting period as described on Exhibit A.

5. Changes in Stock. In the event of a stock dividend, stock split or other change in the Common Stock, any unvested shares shall be adjusted to reflect said event.

6. Resale Restrictions May Apply. Any resale of the shares of Common Stock received will be subject to resale restrictions contained in the securities legislation applicable to the Participant. The Participant acknowledges and agrees that the Participant is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

7. Subject to the 2018 Plan. The terms of the Restricted Stock Units are subject to the provisions of the 2018 Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the 2018 Plan, as the same may be from time to time amended, shall be governed by the provisions of the 2018 Plan, a copy of which is available for inspection at the principal offices of the Company.

8. Professional Advice. The acceptance of the Restricted Stock Units and the sale of Restricted Stock underlying the Restricted Stock Units may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Participant. Accordingly, the Participant acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to the Restricted Stock.

9. 2018 Plan Controls. Whether or not any shares of Common Stock underlying the Restricted Stock Units are to be granted under this 2018 Plan shall be exclusively within the discretion of the 2018 Plan administrator, and nothing contained in this 2018 Plan shall be construed as giving any person any right to participate under the 2018 Plan. The grant of Restricted Stock Units shall in no way constitute any form of agreement or understanding binding on the Company or any Affiliate with a Participant, for any length of time, nor shall it interfere in any way with the Company’s or, where applicable, an Affiliate’s right to terminate the Participant’s relationship with the Company at any time, which right is hereby reserved.

10. Entire Agreement. This Agreement is the only agreement between the Participant and the Company with respect to the Restricted Stock Units, and this Agreement and the 2018 Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Restricted Stock Units.

11. Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Shuttle Pharmaceuticals Holdings, Inc.
401 Professional Drive, Suite 260
Gaithersburg, MD 20879
Attention: CEO

With a copy to:	Dorsey & Whitney LLP
51 West 52nd Street
New York, New York 10019
Attention: Megan J. Penick

The Participant:	Timothy J. Lorber
1000 Jamieson Road
Lutherville, MD 21093
Cell: 410-952-6033
Email:tlorber6@gmail.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Shuttle Pharmaceuticals Holdings, Inc.

By:
Anatoly Dritschilo, Chairman and CEO

[Participant]

SS/Tax ID # Number

EXHIBIT A

TERMS OF THE RESTRICTED STOCK UNIT GRANT

Name of the Participant:		Timothy J. Lorber

Date of Grant:		June 13, 2024

Designation:		Restricted Stock Units

1.	Number of Shares granted:	227,635

2.	Vesting Dates:	Vesting in substantially equal installments on each of 06/13/2025, 06/13/2026 and 06/13/2027